Exhibit 99.1

Joint Filer Information

Name: Patricia A. Parker

Address:

A.C. Moore Arts & Crafts, Inc.

130 A.C. Moore Drive

Berlin, New Jersey 08009

Designated Filer: John E. Parker

Issuer & Ticker Symbol: A.C. Moore Arts & Crafts, Inc. (ACMR)

Date of Event Requiring Statement: February 27, 2006